Exhibit 99

ZBB Energy Corporation Reports Fiscal Year 2013
Net Loss Decrease of $1.8 Million

Commercial Product Sales in Fiscal 2013 More than Tripled From Prior Year

MILWAUKEE, WI – (Marketwire – Sept. 27, 2013) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its fourth quarter and fiscal year ended June 30, 2013.

On September 27, 2013 the Company closed a preferred stock and warrant financing transaction for gross proceeds of $3.0 million. The net proceeds from the transactions will be used to meet the Company’s working capital needs and for general corporate purposes while the Company works toward finalizing strategic relationships with large, multi-national partners.

Financial results for the fiscal year ended June 30, 2013 as compared to the year ended June 30, 2012 were:

•	Product sales increased 224% to $7,305,516 from $2,252,412.
•	Product sales gross profit increased to $1,030,239 compared to $184,704 in the prior year.
•	Total revenues, including engineering and development revenue, increased 61% to $7,723,699 from $4,805,568.
•
Net loss decreased to $11,878,915 compared to $13,710,226. The decrease in net loss is due primarily to the increase in commercial gross profit, reduction in engineering and development costs and lower interest expense.

•	Loss per share declined to ($0.15) from ($0.37).

Financial results for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012 included:

•	Product sales increased 9.1% to $933,180 from $855,459.
•	Product sales gross profit of $177,263 compared to a loss of $115,268 in the prior year quarter.
•	Total revenues, including engineering and development revenue, decreased 4.5% to $1,033,180 from $1,081,499.
•	Net loss decreased to $3,088,356 compared to $5,831,581. The decrease in net loss is due primarily to the reduction in advanced engineering and development costs and lower interest expense.
•	Loss per share declined to ($0.03) from ($0.13).

Financial Position

The Company’s backlog is currently $5.0 million, unchanged compared to May 13, 2013. The Company ended fiscal 2013 with total assets of $13.1 million, including $1.1 million in cash and $446,925 in accounts receivable. Anticipated collections in the first quarter of fiscal year 2014 associated with current backlog and current accounts receivable are anticipated to be approximately $2.5 million. The current rate of cash consumed by operating expenses is approximately $800,000 per month and inventory purchases to support the current backlog are approximately $200,000 per month.

The Company is aggressively pursuing additional sales orders and other sources of funding, including expansion of contract engineering and development programs through strategic partners.  The Company has sufficient capital to fund operations through the second quarter of fiscal year 2014.

Fourth Quarter Highlights

During the fourth quarter of fiscal year 2013, the Company’s major accomplishments included:

•	Secured bank financing of $1,140,000 guaranteed by The Export-Import Bank of the United States to finance export of ZBB Energy's power control and storage systems.
•	Received Australian research tax refund credit of $192,000.
•	Participated as a panel expert on energy storage at the AGRION Energy Storage Economics 2.0 for New York City and Beyond event in New York, NY.
•	Shipped the 40 unit Beachcomber unit for commissioning this fall on the island of Tetiaroa in French Polynesia. See their video at link.
•	Shipped the previously announced order from BPC Engineering (Moscow, Russia) for a complete ZBB EnerSystem, consisting of a ZBB EnerStore® flow battery and ZBB EnerSection® power and control center.
•
Received two follow-on orders from Lotte Chemical in South Korea, for a ZBB EnerSystem consisting of five ZBB EnerStore flow batteries, totaling 250 kWh, and a ZBB EnerSection power and control center that connects the flow batteries and PV solar arrays to the AC grid via a 125 kW grid-tie inverter. In addition, Lotte has placed an order for three (3) EnerStore modules in unassembled kit form that will be used to conduct assembly training.

•
Closed a prototype development order for a large utility.  The prototype development includes two units that provide power conditioning and voltage control on distribution feeders.  Follow-on orders are expected after successful utility testing of the prototypes.

•	Closed a military related order for 15 custom developed converters. Follow-on orders are somewhat dependent on military funding.
•
Successfully commissioned a “first-in-world” multi-generation source ZBB EnerSystem that provides uninterrupted power to DC voltage lighting loads, rack power to servers and other miscellaneous loads at VISA’s flagship data center.

•	Commissioned a “first-ever” ZBB EnerSection with lead acid batteries in a utility-owned demonstration facility with onsite polar PV and wind turbine generation.
•
Announced two distinct technology initiatives to enhance the performance of the cell stacks utilized in the current ZBB EnerStore 50kWh project, and to develop a low cost 500 kWh flow battery system that leverages these performance gains.

Subsequent to the end of the fiscal year, the company’s joint venture partner Meineng Energy completed the third-party compliance validation of the ZBB EnerStore battery as meeting the requirements of Standard GBZ2.1-2007 of the National Institute for Occupational Safety and Health (NIOSH) for use in the People's Republic of China.

“While we continue to see positive developments that will drive the long-term storage market, our order flow and revenue recognition have been uneven over the past year and we expect this unevenness to continue for the near future,” said Eric C. Apfelbach, President and CEO. “Our funnel includes some large orders that could provide a substantial uptick to our FY 2014 results.  However, closing these orders depends in part on DOD sequester relief, policy changes in utility regulations and increased adoption of our ZBB EnerSystem into smart building applications and remote island applications.  We believe the best strategy to accelerate our growth near-term is through strategic partnerships that offer ZBB improved balance sheet strength, supply chain cost reductions and leveraging global sales channels.  Success in these strategic partnerships, I believe, will accelerate the initiatives needed for ZBB to achieve cash flow breakeven and profitability.”

Conference call – September 30, 2013 – 4:30 p.m. Eastern Daylight Time (3:30 p.m. CDT)

Earlier this morning, the Company’s financial printer inadvertently issued our Form 10-K without approval or authorization. As previously announced, he Company will hold a conference call on Monday, September 30, 2013 at 4:30 p.m. Eastern Daylight Time (3:30 p.m. Central Daylight Time) to discuss results for its fourth quarter and fiscal year ended June 30, 2013. To participate in the call, please dial 1-888-455-2311 for domestic callers and-1-719-325-2309 for international callers. The participant passcode is 9827907.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 9827907. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until December 31, 2013.

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ZBB ENERGY CORPORATION
Consolidated Statements of Operations

	Three months ended June 30,		Year ended June 30,
	2013	2012	2013	2012
Revenues
Product sales	$933,180	$855,459	$7,305,516	$2,252,412
Engineering and development	100,000	226,040	418,183	2,553,156
Total Revenues	1,033,180	1,081,499	7,723,699	4,805,568

Costs and Expenses
Cost of product sales	755,917	971,087	6,275,277	2,067,708
Cost of engineering and development	46,579	52,051	153,762	1,050,572
Advanced engineering and development	1,437,732	2,182,517	5,266,418	6,141,903
Selling, general, and administrative	1,504,480	1,779,793	6,235,508	6,325,520
Depreciation and amortization	369,530	539,339	1,392,033	1,675,161
Total Costs and Expenses	4,114,238	5,524,787	19,322,998	17,260,864

Loss from Operations	(3,081,058)	(4,443,288)	(11,599,299)	(12,455,296)

Other Income (Expense)
Equity in loss of investee company	(128,213)	(138,206)	(779,768)	(197,618)
Interest income	1,000	806	2,896	13,616
Interest expense	(52,336)	(1,364,166)	(186,375)	(1,539,160)
Other income (expense)	-	-	(45,000)	4,263
Total Other Income (Expense)	(179,549)	(1,501,566)	(1,008,247)	(1,718,899)

Loss before provision (benefit) for Income Taxes	(3,260,607)	(5,944,854)	(12,607,546)	(14,174,195)

Provision (benefit) for Income Taxes	(44,038)	(33,798)	(154,904)	(253,255)
Net loss	(3,216,569)	(5,911,056)	(12,452,642)	(13,920,940)
Net loss attributable to noncontrolling interest	128,213	79,475	573,727	210,714
Net Loss Attributable to ZBB Energy Corporation	$(3,088,356)	$(5,831,581)	$(11,878,915)	$(13,710,226)

Net Loss per share
Basic and diluted	(0.03)	(0.13)	(0.15)	(0.37)

Weighted average shares-basic and diluted	88,330,559	45,015,055	80,410,005	37,156,390

ZBB ENERGY CORPORATION
Consolidated Balance Sheets

	Year ended June 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,096,621	$7,763,217
Restricted cash on deposit	60,000	60,000
Accounts receivable, net	446,925	480,563
Inventories	2,459,776	2,912,207
Prepaid and other current assets	224,542	187,448
Refundable income tax credit	137,228	185,545
Total current assets	4,425,092	11,588,980
Long-term assets:
Property, plant and equipment, net	5,179,707	5,484,545
Investment in investee company	2,304,122	3,083,889
Intangible assets, net	411,073	1,143,122
Goodwill	803,079	803,079
Total assets	$13,123,073	$22,103,615

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$885,786	$1,022,826
Accounts payable	570,932	1,899,029
Accrued expenses	785,532	1,289,138
Customer deposits	2,194,262	1,315,309
Accrued compensation and benefits	164,437	335,369
Total current liabilities	4,600,949	5,861,671
Long-term liabilities:
Bank loans and notes payable	2,395,802	2,915,134
Total liabilities	6,996,751	8,776,805

Equity
Series A preferred stock ($0.01 par value, $10,000 face value)
10,000,000 authorized and no shares issued	-	-
Common stock ($0.01 par value); 150,000,000 authorized,
88,538,801 and 72,977,248 shares issued and outstanding as of June 30, 2013 and 2012, respectively	885,389	729,773
Additional paid-in capital	85,464,055	80,363,519
Accumulated deficit	(80,932,824)	(69,053,909)
Accumulated other comprehensive loss	(1,594,418)	(1,584,921)
Total ZBB Energy Corporation Equity	3,822,202	10,454,462
Noncontrolling interest	2,304,120	2,872,348
Total equity	6,126,322	13,326,810
Total liabilities and equity	$13,123,073	$22,103,615

ZBB Energy Corporation
Consolidated Statements of Cash Flows

	Year ended June 30,
	2013	2012
Cash flows from operating activities
Net loss	$(12,452,642)	$(13,920,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	798,424	929,776
Amortization of intangible assets	732,049	745,385
Stock-based compensation	785,260	1,586,798
Equity in loss of investee company	779,768	197,618
Payment of interest with common stock	-	66,500
Amortization of discounts and debt issuance costs on notes payable	14,566	1,069,950
Non-cash expense attributed to accretion of note payable	45,000	-
Changes in assets and liabilities
Accounts receivable	33,638	(308,941)
Inventories	96,445	(1,326,357)
Prepaids and other current assets	(51,660)	(130,986)
Refundable income taxes	48,317	(20,905)
Accounts payable	(1,328,097)	937,808
Accrued compensation and benefits	(170,932)	45,373
Accrued expenses	(467,475)	618,026
Customer deposits	878,953	(213,173)
Net cash used in operating activities	(10,258,386)	(9,724,068)
Cash flows from investing activities
Expenditures for property and equipment	(137,601)	(1,647,450)
Investment in investee company	-	(3,281,507)
Deposits of restricted cash	-	(60,000)
Net cash used in investing activities	(137,601)	(4,988,957)
Cash flows from financing activities
Proceeds from issuance of notes payable	938,250	2,465,000
Repayments of bank loans and notes payable	(1,654,593)	(3,243,184)
Notes payable issuance costs	(29,113)	(227,693)
Proceeds from issuance of Series A preferred stock	-	2,197,240
Proceeds from issuance of common stock	4,648,499	17,138,150
Common stock issuance costs	(177,607)	(1,810,598)
Proceeds from noncontrolling interest	5,500	3,083,062
Net cash provided by financing activities	3,730,936	19,601,977
Effect of exchange rate changes on cash and cash equivalents	(1,545)	(36,330)
Net increase (decrease) in cash and cash equivalents	(6,666,596)	4,852,622
Cash and cash equivalents - beginning of period	7,763,217	2,910,595

Cash and cash equivalents - end of period	$1,096,621	$7,763,217

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB is in a joint venture with Meineng Energy, a $1 billion provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051